UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) :  February 24, 2005

Commission File No. 1-10403

TEPPCO Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2929 Allen Parkway P.O. Box 2521 Houston, Texas 77252-2521
(Address of principal executive offices, including zip code)

(713) 759-3636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 23, 2005, TEPPCO Partners, L.P. (the “Registrant”) amended its revolving credit facility, dated as of October 21, 2004, to remove the requirement that Duke Energy Field Services, LLC must at all times own, directly or indirectly, 100% of the ownership interests of Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”), and to allow for the acquisition by Enterprise GP Holdings L.P. of 100% of the limited liability interests of TEPPCO GP.

Item 5.01  Changes in Control of Registrant.

On February 24, 2005, pursuant to a Purchase and Sale Agreement, dated February 24, 2005, by and between Enterprise GP Holdings L.P., a Delaware limited partnership (“Enterprise GP”), and Duke Energy Field Services, LLC, a Delaware limited liability company (“DEFS”), Enterprise GP purchased from DEFS 100% of the membership interests in Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”), a Delaware limited liability company and the general partner of the Registrant.  Enterprise GP is an affiliate of EPCO, Inc. (formerly Enterprise Products Company, “EPCO”), which is a privately held company controlled by Dan L. Duncan, founder and chairman of Enterprise Products Partners L.P.  Neither the Registrant nor Enterprise Products Partners L.P. was a party to this transaction.

As a result of the acquisition, Enterprise GP owns and controls the 2% general partner interest in the Registrant and has the right to receive the incentive distribution rights associated with such general partner interest (collectively, the “Partnership Interests”).  As a result of its ownership of the general partner interest, Enterprise GP has the power to control the appointment and election of all directors to TEPPCO GP’s board of directors.  The Partnership Interests were previously owned and controlled by DEFS through its ownership of TEPPCO GP.  DEFS, in turn, is owned and controlled by entities affiliated with Duke Energy Corporation and ConocoPhillips.  At the time of the acquisition, Duke Energy Corporation and ConocoPhillips owned approximate 70% and 30% interests in DEFS, respectively.

Enterprise GP funded the $1.1 billion purchase price for the membership interests in TEPPCO GP with proceeds resulting from Enterprise GP’s issuance of an intercompany promissory note in aggregate principal amount of approximately $1.2 billion (the “Enterprise GP Note”) to EPCO.  EPCO delivered to Enterprise GP an equal amount of cash in respect of the Enterprise GP Note to fund the purchase of the TEPPCO GP membership interests as well as the common unit purchase described below.  EPCO obtained the cash used to acquire the Enterprise GP Note from borrowings under a credit agreement relating to a $2.4 billion, 364-day loan facility (the “Credit Facility”), dated as of February 25, 2005, by and among EPCO and the lenders party thereto.  Citicorp North America, Inc. is acting as Co-Administrative Agent and Paying Agent under the Credit Facility; Lehman Commercial Paper, Inc. is acting as Co-Administrative Agent under the Credit Facility, The Bank of Nova Scotia is acting as Syndication Agent under the Credit Facility; and Suntrust Bank is acting as Documentation Agent under the Credit Facility.

In connection with the execution of the credit agreement governing the Credit Facility, EPCO pledged the Enterprise GP Note, and Enterprise GP pledged the Partnership Interests, to the lenders party to the Credit Facility.  The Credit Facility contains various representations and warranties, affirmative and negative covenants and events of default.  The Credit Facility restricts EPCO’s ability and in certain cases, the ability of its subsidiaries (excluding TEPPCO GP, the Registrant, Enterprise Products Partners L.P., Enterprise Products GP, LLC (except as described in the immediately succeeding sentence) and their respective subsidiaries), to, among other things, incur indebtedness, create certain liens, enter into certain change of control transactions, make certain restricted payments, and enter into certain prohibited agreements. The Credit Facility also restricts the ability of Enterprise Products GP, LLC to incur indebtedness.  In addition, the Credit Facility requires that EPCO comply with certain financial covenants, including a minimum net worth covenant and a ratio of consolidated debt-to-consolidated EBITDA covenant.  The Credit Facility contains customary and other events of default relating to defaults of EPCO and certain of its subsidiaries, including certain defaults involving the Registrant and other EPCO affiliates.

In a related transaction, Enterprise GP entered into a LP Unit Purchase and Sale Agreement, dated February 24, 2005, by and between Enterprise GP and TEPPCO Holdings, Inc., a Delaware corporation and an affiliate of

Duke Energy Corporation (“TEPPCO Holdings”).  Pursuant to this agreement, Enterprise GP purchased from TEPPCO Holdings 2,500,000 common units of the Registrant (representing an approximate 4.0% limited partner interest in the Registrant) for approximately $100 million in cash on February 25, 2005.  Enterprise GP has pledged these common units to the lenders party to the credit agreement governing the Credit Facility.

Item 9.01.  Financial Statements and Exhibits.

(c)          Exhibits:

Exhibit Number	Description

99.1

First Amendment to Amended and Restated Credit Agreement, dated as of February 23, 2005, by and among TEPPCO Partners, L.P., the Borrower, and several banks and other financial institutions, the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

By: Texas Eastern Products Pipeline Company, LLC
General Partner

/s/ CHARLES H. LEONARD
Charles H. Leonard
Senior Vice President and
Chief Financial Officer

Date:  March 1, 2005